Exhibit 99.1

FOR IMMEDIATE RELEASE

Contura Announces Closing of Transaction with Eagle Specialty Materials Related to Powder River Basin Mines

BRISTOL, Tenn., October 21, 2019 – Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today announced the closing on October 18, 2019 of its previously announced transaction with Eagle Specialty Materials, LLC (Eagle Specialty Materials), an affiliate of FM Coal, LLC (FM Coal), in connection with Eagle Specialty Materials’ concurrent acquisition of the Eagle Butte and Belle Ayr thermal coal mines located in the Powder River Basin (PRB) in Campbell County, Wyoming (Western Assets).

On October 2, 2019, as part of the bankruptcy proceedings for Blackjewel L.L.C., Blackjewel Holdings L.L.C. and certain affiliated entities (all such debtor entities, collectively, Blackjewel, or the Debtors), the U.S. Bankruptcy Court for the Southern District of West Virginia approved the sale by Blackjewel of the Western Assets to Eagle Specialty Materials.

In connection with the closing of the transaction, the surety bonding previously posted by Contura’s subsidiary, Contura Coal West, LLC (Contura Coal West), with the State of Wyoming Department of Environmental Quality, Land Quality Division (DEQ) has been replaced with substitute surety bonds arranged by Eagle Specialty Materials in the amount of approximately $238 million, and neither Contura nor Contura Coal West will have any liability in respect of those substitute surety bonds. Pursuant to an agreement among Contura Coal West, Eagle Specialty Materials, FM Coal and the United States Department of Interior’s Office of Surface Mining, Reclamation and Enforcement (OSM), OSM has agreed that any bond forfeiture related to the mines will not be linked to or held against Contura Coal West and OSM will not link Contura Coal West to any Surface Mining Control and Reclamation Act of 1977 violation by Eagle Specialty Materials. Eagle Specialty Materials is expected to operate the mines during the transfer process to Eagle Specialty Materials of certain state permits held by Contura Coal West and certain state and federal leases held by an affiliate of Blackjewel. Eagle Specialty Materials has agreed to use commercially reasonable efforts to cause the permits to be transferred as promptly as possible.

“Closing this deal with Eagle Specialty Materials brings about a positive result for our company and the many stakeholders involved in this transaction,” said chairman and chief executive officer, David Stetson. “In our view, this transaction represents a best-case-scenario outcome to a lengthy and uncertain process, putting the mines in the hands of an operator with a long-term interest in the Powder River Basin, and getting hard-working coal miners back on the job.”

As previously disclosed, Contura was a prior owner of the Western Assets through its subsidiary, Contura Coal West, though the company has not operated the mines since selling the assets to Blackjewel in December 2017. Because the permit transfer process relating to that transaction was not completed prior to Blackjewel’s filing for Chapter 11 bankruptcy protection, however, Contura Coal West remains the permitholder in good standing for both mines and has maintained bonding to cover related reclamation and other obligations, as described above.

Pursuant to an agreement between Contura and Eagle Specialty Materials, Contura paid to Eagle Specialty Materials cash consideration of $81.3 million at closing, has agreed to pay an additional $8.7 million into an escrow account to be used to make payment in respect of a federal royalty claim against Contura Coal West, has agreed to convey certain Wyoming real property to Eagle Specialty Materials subject to certain conditions, has paid $13.5 million to Campbell County, Wyoming for ad valorem back taxes, has waived its rights to the remaining $3.05 million of a purchase deposit provided to the Debtors, and has released or waived certain other claims against the Debtors or with respect to certain of their assets. Eagle Specialty Materials has agreed to indemnify Contura and its affiliates against all reclamation liabilities related to the Western Assets and against federal, state and local claims for royalties, ad valorem taxes and other amounts relating to the Western Assets for the period beginning on December 8, 2017.

Contura Coal West expects to have returned to it approximately $9.0 million of cash collateral related to the surety bonds it previously posted that are being released as part of this transaction.

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Contura’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

INVESTOR CONTACT

investorrelations@conturaenergy.com

Alex Rotonen, CFA

423.956.6882

MEDIA CONTACT

corporatecommunications@conturaenergy.com

Emily O’Quinn

423.573.0369

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